Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-296767

Prospectus Supplement No. 12

(To Prospectus Dated July 10, 2026)

Robo.ai Inc.

Up to 22,343,750 Class B Ordinary Shares

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated July 10, 2026, which forms a part of our registration statement on Form F-1 (Registration No. 333-296767), as amended and supplemented, with the information contained in our current report on Form 6-K furnished with the U.S. Securities and Exchange Commission on October 13, 2026. The prospectus relates to the potential offer and sale from time to time by the selling shareholder named therein or its pledgees, donees, transferees, assignees, or other successors in interest (that receive any of the securities as a gift, distribution, or other non-sale related transfer) of up to 22,343,750 Class B ordinary shares, par value US$0.002 per share, of Robo.ai Inc.

This prospectus supplement updates and supplements the information in the prospectus and is not complete without, and may not be delivered or utilized except in combination with, the prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the prospectus and if there is any inconsistency between the information therein and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class B ordinary shares are listed on the Nasdaq Stock Market LLC, or Nasdaq, under the ticker symbol “AIIO.” On October 12, 2026, the closing price of our Class B ordinary shares on Nasdaq was US$0.86.

We may further amend or supplement the prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus, this prospectus supplement, and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 18 of the prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 13, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 UNDER

THE SECURITIES EXCHANGE ACT OF 1934

For the month of October 2026

Commission File Number: 001-41559

Robo.ai Inc.
(Registrant’s Name)

Meydan Grandstand, 6th floor
Meydan Road
Nad Al Sheba, Dubai
United Arab Emirates
 (Address of Principal Executive Offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒     Form 40-F ☐

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release — Robo.ai Plans ALIF Composites with 10 Million Square Meters of Annual Capacity Targeted for 2027

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Robo.ai Inc.

Date: October 13, 2026	By:	/s/ Benjamin Bin Zhai
	Name:	Benjamin Bin Zhai
	Title:	Chief Executive Officer

Exhibit 99.1

Robo.ai Plans ALIF Composites with 10 Million Square Meters of Annual Capacity Targeted for 2027

Production targeted for Q4 2026 to build composites manufacturing and regional supply capabilities

DUBAI, UAE, Oct. 12, 2026 — Robo.ai Inc. (Nasdaq: AIIO) today announced that its majority-owned subsidiary, ALIF Holding, plans to establish ALIF Composites as a majority-owned subsidiary in the UAE. Production is targeted for Q4 2026, with annual manufacturing capacity of 10 million square meters of composite raw materials targeted for 2027, expanding the Group’s advanced manufacturing business.

ALIF Composites plans to operate at the ALIF Holding Group Industrial Park in Umm Al Quwain, where Phase I broke ground on September 25, 2026. Its planned portfolio includes carbon fiber composites, prepregs, custom components and engineering services for marine, mobility, energy and industrial customers, with materials supply and custom manufacturing supporting regional business development.

The project aims to build capabilities spanning materials manufacturing and engineered product delivery, complementing ALIF Maritec’s planned intelligent systems business. ALIF Holding will focus on production readiness, product validation and customer development, with the objective of converting manufacturing capabilities into batch deliveries and recurring supply business as a new source of growth for Robo.ai.

About Robo.ai Inc.

Robo.ai Inc. (Nasdaq: AIIO) is a Dubai-based technology group building intelligent infrastructure across AI; robotics and smart mobility; advanced manufacturing; and digital assets and capital. Its majority-owned subsidiary ALIF Holding supports the Group’s advanced manufacturing business.

About ALIF Holding

ALIF Holding is a majority-owned subsidiary of Robo.ai based in Abu Dhabi. It focuses on intelligent software, intelligent equipment and local industrial capabilities serving governments, critical infrastructure and industrial customers.

Forward Looking Statements

This release contains forward-looking statements about company formation, planned production, 2027 capacity, products, business synergies, customer development and growth. Formation and production depend on site arrangements, funding, permits, commissioning and operational readiness. Capacity is a planned annual manufacturing capability, not a commitment to 2027 production, sales or revenue. Actual results may differ materially due to commissioning, product mix, yield, utilization, demand, competition, supply chains, trade and export controls, Robo.ai’s financial condition and limited operating history in its current business. Additional risks appear in Robo.ai’s SEC filings, including Forms 20-F and 6-K. Except as required by law, Robo.ai undertakes no obligation to update these statements.

Investor and Media Contacts

Robo.ai Investor Relations: ir@roboai.group; www.roboai.group
ALIF Holding Corporate Communications: info@alifholding.ai; www.alifholding.ai